FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 22nd day of May, 2023 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the "Bank"), and BAIRD FUNDS, INC., a Wisconsin corporation (the “Corporation”), not individually but solely on behalf of its Funds as set forth on Exhibit A hereto, separately and not jointly (each such Fund a “Borrower” or a “Borrowing Fund,” and collectively the “Borrowers” or the “Borrowing Funds”), with its address at 777 East Wisconsin Avenue, 18th Floor, Milwaukee, Wisconsin 53202.

W I T N E S S E T H:

WHEREAS, the Bank, the Corporation and the Borrowers entered into an amended and restated loan agreement originally effective as of May 23, 2022 (the "Loan Agreement"); and

WHEREAS, the parties wish to amend the Loan Agreement in order to extend the maturity date thereof and clarify the names of its Loan-eligible Funds (this amendment herein sometimes called the “First Amendment”).

NOW, THEREFORE, the parties agree as follows:

1.Changes in Loan Facility.

(A)    The following definition in Section 1 of the Loan Agreement shall be amended and restated to read as follows:

“Maturity Date” shall mean, with respect to each Loan if the Bank (at its sole discretion) approves such a Loan to a Borrowing Fund hereunder, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) in any case not later than May 20, 2024 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

(B)    The revised names of two of the Funds are set forth in revised Exhibit A attached hereto.

(C)    In connection with the above, the Loan Agreement is hereby amended to provide that the Loans, as modified hereby, shall be evidenced by a new amended and restated promissory note in the form attached to this First Amendment as Exhibit B and made a part hereof and signed by the Corporation on behalf of the Borrowing Funds (hereinafter called the “Amended and Restated Note”). The Borrowers and the Bank acknowledge and agree that the obligations of the Borrowing Funds to the Bank under the prior Note shall not be deemed canceled or satisfied, but shall now be deemed evidenced by the attached Amended and Restated Note, and such Note and the Loans evidenced thereby shall continue to be subject to the various provisions of the Loan Agreement. Upon the effectiveness of this First Amendment, the term “Note” as used in the Loan Agreement and the other Loan Documents shall be deemed to refer to the Amended and Restated Note.

2.Effectiveness. This First Amendment shall be effective upon delivery to the Bank of an original First Amendment and the Amended and Restated Promissory Note, both duly executed by the Corporation on behalf of the Borrowing Funds. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3.Representations, Warranties and Covenants. The Corporation on behalf of itself and the Borrowing Funds further represents and warrants that:

(A) This First Amendment has been duly executed and delivered by the Corporation on behalf of the Borrowing Funds, is authorized by all requisite corporate action of the Corporation and such Funds and is the legal, valid, binding and enforceable obligation of the Corporation and such Funds; and

(B) The execution and delivery of this First Amendment by the Corporation on behalf of the Borrowing Funds will not constitute a violation of any applicable law or a breach of any provision contained in the Articles, Bylaws or other governing documents of the Corporation, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Corporation or the Borrowing Funds are a party or by which the Borrowing Funds or any of their assets or properties are bound; and

(C) Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule One attached hereto, there is outstanding no Event of Default or event which, with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this First Amendment; and

(D) Except as modified hereby or as noted in said Schedule One, all representations, warranties and covenants of the Corporation or the Borrowers set forth in the Loan Agreement or in any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.Miscellaneous.

(A) As amended hereby, the Loan Agreement shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement as amended hereby.

(B) Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C) Except as amended hereby, the Loan Agreement shall be deemed confirmed and on-going in accord with its terms.

(D) This First Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

IN WITNESS WHEREOF, the parties have executed this First Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By:    /s/ Lissets Garcia
Lissets Garcia
Vice President

BAIRD FUNDS, INC., not individually but solely on behalf of its Funds listed on Exhibit A to this Agreement, separately and not jointly

By:    /s/ Mary Ellen Stanek
Mary Ellen Stanek
President

EXHIBIT A

To First Amendment to Loan Agreement

FUND NAME	ACCOUNT NUMBER
Baird Short-Term Bond Fund	19-0549
Baird Intermediate Bond Fund	19-0546
Baird Aggregate Bond Fund	19-0548
Baird Quality Intermediate Municipal Bond Fund	19-0551
Baird Core Plus Bond Fund	19-0547
Baird Mid Cap Growth Fund	19-0552
Baird Equity Opportunity Fund	19-0591
Baird Ultra Short Bond Fund	19-0592
Baird Short-Term Municipal Bond Fund	19-0593
Baird Core Intermediate Municipal Bond Fund	19-0594
Baird Small/Mid Cap Growth Fund	19-0693
Baird Chautauqua Global Growth Fund	19-0692
Baird Chautauqua International Growth Fund	19-0691
Baird Strategic Municipal Bond Fund	19-0696
Baird Municipal Bond Fund	19-0697

EXHIBIT B

AMENDED AND RESTATED
PROMISSORY NOTE

$850,000,000 Cincinnati, Ohio
May 22, 2023

BAIRD FUNDS, INC., a Wisconsin corporation (“Corporation”), not individually but only on behalf of its Funds listed in Schedule “A” (attached hereto and made a part hereof) for which a borrowing is requested (each a “Borrower” or “Borrowing Fund” and collectively the “Borrowers” or “Borrowing Funds” hereunder), for value received, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, (the “Bank”), or its successors or assigns, on or before May 20, 2024, or such earlier date specified in the Loan Agreement as the Maturity Date (“Maturity Date”), the principal sum of Eight Hundred Fifty Million Dollars ($850,000,000), or such portion thereof as may be outstanding from time to time as Loans to the Borrowers which are related to the Corporation under the hereinafter-described Loan Agreement, together with interest thereon as hereinafter provided.

This Note is the “Amended and Restated Note” to which reference is made in the First Amendment to the Loan Agreement dated as of even date herewith between the Borrowers and the Corporation party thereto and the Bank (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) and is subject to the terms and conditions thereof, including without limitation the terms thereof providing for acceleration of maturity of the loans made by the Bank to the Borrowers under the Loan Agreement and evidenced by this Note (the “Loans”).

This Note shall bear interest at a rate per annum equal to the greater of one percent (1.0%) or the Prime Rate minus two percent (2.0%), which interest shall be payable monthly, in arrears, commencing on June 1, 2023 and on the first day of each month thereafter and on the date specified in clause (b) of the definition of Maturity Date; provided that a Borrowing Fund may at its option pay such interest whenever all or any part of its Loans are due, whether on the Maturity Date, by virtue of a mandatory prepayment, or by reason of demand, acceleration or otherwise (on the amount then due) and whenever such Borrowing Fund repays all or part of such Borrowing Fund’s Loan as a voluntary prepayment. Interest on this Note shall be computed on the basis of a year consisting of three hundred sixty (360) days but applied to the actual number of days elapsed.

As used herein, the term “Prime Rate” shall mean the rate which the Bank announces as its prime lending rate, as in effect from time to time. The Prime Rate is determined solely by the Bank pursuant to market factors and its own operating needs and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial or other loans at rates of interest at, above or below the Prime Rate.

The principal of this Note is subject to mandatory prepayments, as follows: (i) if the aggregate principal amount of the Loans outstanding to any Borrower exceeds the Borrowing Fund Limit for such Borrower at any time, such excess shall be immediately due and payable, (ii) if the aggregate principal amount of the Loans outstanding to all Borrowing Funds under the

Loan Agreement exceeds the Maximum Amount at any time, the Borrower’s pro rata share of such excess (as determined pursuant to section 3(a) of the Loan Agreement) shall be immediately due and payable and (iii) the principal of this Note shall be due and payable in full on the Maturity Date and, if earlier, the date on which the Loans become due, whether by virtue of demand, acceleration or otherwise. This Note may be voluntarily prepaid in whole or in part at any time, without premium or penalty; provided, however that each prepayment of principal shall be in an amount equal to no less than $1,000.00 (or, if less, the then-outstanding balance of this Note).

If any payment due from a Borrowing Fund is not made within ten (10) days after the date due, such Borrowing Fund shall pay the Bank an amount equal to five percent (5%) of such payment or $50.00, whichever is greater.

An “Event of Default” as described in the Loan Agreement with respect to a Borrower shall constitute an Event of Default hereunder. Upon the occurrence and during the continuance of such an Event of Default, the Bank shall have all rights and remedies provided herein, in the Loan Agreement and otherwise available at law or in equity with respect to such Borrower. At the option of the Bank, upon the occurrence and during the continuance of any Event of Default with respect to a Borrowing Fund, this Note shall bear interest applicable to such Borrowing Fund (computed and adjusted in the same manner, and with the same effect, as interest prior to the occurrence of such Event of Default) payable on demand at a rate equal to three percent (3%) per annum in excess of the otherwise applicable rate.

All payments of principal and interest hereunder shall be made in immediately available funds to the Bank at 425 Walnut Street, Cincinnati, Ohio 45202, M.L. CN-OH-W6TC, or at such other place as may be designated by the holder hereof to the Borrower in writing. Each Borrower and the Corporation authorize the Bank to charge any account, in the name of such Borrower, or charge or increase any loan balance of such Borrower at the Bank for the amount of any interest or principal payments due to the Bank hereunder. The Bank is further authorized by each Borrower and the Corporation to enter from time to time the balance of this Note and all payments thereon on the reverse of this Note or in the Bank’s regularly maintained data processing records, and the aggregate unpaid amount set forth thereon or therein shall be presumptive evidence of the amount owing to the Bank and unpaid on this Note, absent manifest error.

The Borrowing Fund’s and the Corporation’s obligations under this Note are subject to the limitations set forth in Section 8(k) of the Loan Agreement, which provisions are incorporated by reference as if set forth in full herein. If any term or condition of this Note conflicts with the express terms or conditions of the Loan Agreement, the terms and conditions of the Loan Agreement shall control. Terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

IMPORTANT: This Note shall be deemed made in Ohio and shall in all respects be governed by and construed in accordance with the laws of the State of Ohio, including all matters of construction, validity and performance.

Without limitation on the ability of the Bank to exercise all of its rights as to the Collateral provided by the Borrower or to initiate and prosecute any action or proceeding in any applicable jurisdiction related to loan repayment, each Borrower and the Corporation and the Bank agree that any action or proceeding commenced by or on behalf of the parties arising out of or relating to this Note shall be commenced and maintained exclusively in the United States District Court for the Southern District of Ohio, or any other court of applicable jurisdiction located in Cincinnati, Ohio. The Borrowers, the Corporation and the Bank also agree that a summons and complaint commencing an action or proceeding in any such Ohio courts by or on behalf of such parties shall be properly served and shall confer personal jurisdiction on a party to which said party consents, if (i) served personally or by registered or certified mail to the other party at any of its addresses noted herein, or (ii) as otherwise provided under the laws of the State of Ohio. The Borrower, the Corporation and the Bank hereby waive all rights to trial by jury in any proceeding arising out of or related to this Note. The interest rate and all other terms of this Note negotiated with the Borrowers are, in part, related to the aforesaid provisions on jurisdiction, which the Bank deems a vital part of this loan arrangement.

Presentment for payment, notice of dishonor, protest, demand, notice of protest and all other notices are hereby waived.

BAIRD FUNDS, INC.,
not individually but solely on behalf of
its Funds listed on Exhibit A to this
Agreement, separately and not jointly

By: /s/ Mary Ellen Stanek
Mary Ellen Stanek
President

Schedule A

To Amended and Restated Promissory Note

FUND NAME	ACCOUNT NUMBER
Baird Short-Term Bond Fund	19-0549
Baird Intermediate Bond Fund	19-0546
Baird Aggregate Bond Fund	19-0548
Baird Quality Intermediate Municipal Bond Fund	19-0551
Baird Core Plus Bond Fund	19-0547
Baird Mid Cap Growth Fund	19-0552
Baird Equity Opportunity Fund	19-0591
Baird Ultra Short Bond Fund	19-0592
Baird Short-Term Municipal Bond Fund	19-0593
Baird Core Intermediate Municipal Bond Fund	19-0594
Baird Small/Mid Cap Growth Fund	19-0693
Baird Chautauqua Global Growth Fund	19-0692
Baird Chautauqua International Growth Fund	19-0691
Baird Strategic Municipal Bond Fund	19-0696
Baird Municipal Bond Fund	19-0697

Schedule One

To First Amendment to Loan Agreement

Nothing to disclose